EXHIBIT 99.1

ENZO BIOCHEM RAISES $15 MILLION IN REGISTERED DIRECT OFFERING TO A LEADING LIFE SCIENCES INSTITUTIONAL INVESTOR
Monday February 5, 7:30 am ET

NEW YORK--(BUSINESS WIRE)--Enzo Biochem, Inc. (NYSE: ENZ - NEWS) today announced that it has entered into a definitive purchase agreement with a leading institutional investor focused on life sciences to purchase one million shares of its common stock at $15 per share in a registered direct offering. The sale of these shares is being made under Enzo's shelf registration statement declared effective by the Securities and Exchange Commission on December 8, 2006.

"We are pleased to report this transaction, which further enhances our capital base, but also, importantly, represents, we believe, a significant vote of confidence by a highly regarded, knowledgeable life sciences investment fund in Enzo and the Company's prospects," said Barry Weiner, President.

The closing of the transaction is expected to occur on February 7, 2007, subject to the satisfaction of customary closing conditions. On December 20, 2006, Enzo closed on the sale of $46 million of its common stock in a registered direct offering to institutional investors.

Net proceeds of $14.2 million, after related expenses, from this sale of common stock, which increases the Company's current cash and cash equivalents to approximately $125 million, will be used for general corporate purposes, including without limitation, funding for future acquisitions, clinical research and development programs, the clinical development of product candidates, capital expenditures and working capital needs. The name of the institution purchasing the shares has not been disclosed.

Lazard Capital Markets LLC served as the exclusive placement agent for this offering. Copies of the final prospectus relating to the offering may be obtained from Lazard Capital Markets LLC at 30 Rockefeller Plaza, 60th floor, New York, NY 10020.

About Enzo

Enzo Biochem is engaged in the research, development and manufacture of innovative health care products based on molecular biology and genetic engineering techniques, and in providing diagnostic services to the medical community. The Company's proprietary labeling and detection products for gene sequencing and genetic analysis are sold to the life sciences market throughout the world. The Company's therapeutic division is in various stages of clinical evaluation of its proprietary gene medicine for HIV-1 infection and its proprietary immune regulation medicines for hepatitis B and hepatitis C infection and for Crohn's Disease. Pre-clinical research is being conducted on several candidate compounds aimed at producing new mineral and organic bone, including technology that could provide therapy for osteoporosis and fractures, among other applications. The Company also holds a patent covering a method and materials for correcting point mutations or small insertions or deletions of genetic material that would allow for editing and correcting certain abnormalities in genes. The Company owns or licenses over 230 patents worldwide. For more information visit our website www.enzo.com.

Except for historical information, the matters discussed in this news release may be considered "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this press release.

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CONTACT:
For Enzo Biochem, Inc.
Steve Anreder, 212-532-3232
or
CEOcast, Inc.

Ed Lewis, 212-732-4300
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Source: Enzo Biochem, Inc.